Exhibit 10.39

EMPLOYMENT AGREEMENT

(Andrew J. Fromkin)

This Employment Agreement (this “Agreement”) dated as of March 2, 2015 (the “Effective Date”), is made by and between Blend Therapeutics, Inc., a Delaware corporation (the “Company”), and Drew Fromkin (“Executive”).

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.         Start Date. This Agreement will be binding and in full force and effect as of the Effective Date. Executive’s first date of employment will be March 2, 2015(the “Start Date”).

2.         Title and Responsibilities.

(a)        President and Chief Executive Officer. The Company hereby employs Executive to perform those executive duties and services as the Board of Directors of the Company (the “Board”) shall from time to time set forth, and Executive accepts employment with the Company, upon the terms and conditions hereinafter set forth. Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board. The Board shall have the right to review and change the responsibilities of Executive from time to time as it may deem necessary or appropriate, subject to Executive’s right to terminate his employment for Good Reason (as defined in Section 19).

(b)        Board of Directors. Executive shall serve as a director for so long as he is the Chief Executive Officer or until his earlier death or resignation.

3.         Duty to Perform Services. Commencing on the Start Date, except as provided below, Executive shall devote his full business time to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Except to the extent the restrictions contained in Section 11 may apply, nothing in this Agreement shall prohibit Executive from (a) making and managing passive investments, (b) participating in professional and charitable organizations in an unpaid capacity, or (c) serving as a non-executive director of one other for-profit corporation; in each case, in a manner, and to an extent, that will not interfere with his duties to the Company. Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company, to the extent they are not in conflict with this Agreement. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies at any time in its sole and absolute discretion and without notice; provided, however, that (i) the Company shall use commercially reasonable efforts to consult with Executive regarding any such changes and (ii) no such change shall be applicable to Executive until after he has been made aware of such change.

4.         Term of Agreement. The term of this Agreement will commence on the Effective Date. There shall be no definite term of employment, and Executive shall be an employee at will. This Agreement will terminate upon the occurrence of a “Termination Event” subject to, and in accordance with, Section 14.

5.         Compensation.

(a)        Base Salary. During the term of this Agreement, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s standard schedule for salary payments to its employees, at an initial annual rate equal to $400,000. Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”), commencing in January 2016, and may be adjusted by the Company after each such review after discussions between the Company and Executive, but shall not be decreased without the written consent of Executive.

(b)        Annual Bonus. During the term of this Agreement, Executive shall be eligible to receive an annual bonus in an amount up to 40% of Executive’s annual base salary (the “Annual Bonus”), contingent upon satisfaction of performance goals, which shall be determined by the Compensation Committee at the beginning of each calendar year after consultation with Executive with respect to such goals. One or more performance goals will be based upon the performance of the Company and one or more performance goals will be based more directly upon Executive’s performance. Except in the case of a Pro Rata Bonus (as defined in Section 19) paid pursuant to Section 15(c)(iv), any Annual Bonus shall be paid within 45 days after the end of the year to which the performance goals relate and shall be subject to Executive serving as the President and Chief Executive Officer of the Company on the last day of such year. Notwithstanding the foregoing, the amount of Executive’s Annual Bonus for 2015, if any, shall be determined by the Compensation Committee, in its sole discretion, after taking into account the number of days that Executive worked on behalf of the Company in 2015 and any other factors that such committee deems relevant to its determination.

(c)        Stock.

(i)        Initial Shares.

A.    On the Initial Issuance Date (as defined in Section 19), the Company shall issue and sell to Executive a number of shares (the “Initial Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which will represent 5.25% of the total number of shares of Common Stock of the Company issued and outstanding on a fully diluted basis (the “Fully Diluted Shares”) as of the Initial Issuance Date and after taking into account the issuance of the Initial Shares. The Initial Shares shall be: (x) sold to Executive at a price per share equal to the fair market value of one share of Common Stock on the Initial Issuance Date as determined in good faith by the Board; (y) issued under the Company’s 2011 Stock Incentive Plan (the “Plan”); and (z) be subject to vesting requirements and other restrictions set forth in Section 5(c)(iii) and in the Restricted Stock Purchase Agreement attached hereto as Exhibit 5(c)(i) (the “Restricted Stock Purchase Agreement”).

B.    At the closing of the sale of Initial Shares to Executive, Executive shall execute joinder agreements to become a party to the Second Amended Right of First Refusal and Co-Sale Agreement dated as of February 28, 2014, between the Company and certain of its stockholders, and the Second Amended and Restated Voting Agreement dated as of February 28, 2014, between the Company and certain of its stockholders, in each case in the same capacity as the Initial Stockholders (as defined in such agreements).

(ii)        True-Up Shares.

A.    Promptly after the closing of a Qualified Financing (as defined in Section 19), during the Term, the Company shall grant to Executive a right (the “True-Up Right”) to purchase a number of shares of Common Stock (the “True-Up Shares”) equal to (i) 5.25% of the Capped Fully Diluted Shares (as defined below) minus (ii) the sum of the Initial Shares plus any other shares of capital stock issued or issuable to Executive by Company between the Initial Issuance Date and the closing of the Qualified Financing. For purposes of this Section 5(c)(ii)(A), “Capped Fully Diluted Shares” means the difference between (I) the Fully Diluted Shares outstanding on the date of grant of the True-Up Right including without limitation all of the shares issued in connection with the Qualified Financing and the shares issuable in connection with the True-Up Right minus (II) the quotient of (xx) the amount of gross proceeds, net of any transaction fees and expenses (including, without limitation, payments to investment bankers, attorneys and administrative fees) of the Qualified Financing in excess of $40,000,000 divided by (yy) the price per share of the security sold in the Qualified Financing.

B.    The True-Up Right may be structured in one or more of the following ways, to be determined by Executive in his sole discretion at the time of grant: (i) the sale and issuance of some or all of the True-Up Shares pursuant to a restricted stock purchase agreement substantially in form of Exhibit 5(c)(i) (except for the date, price and number of shares, etc.); (ii) an incentive stock option to purchase some or all of the True-Up Shares, to the extent that it would exceed the statutory limits for incentive stock options (as provided in Section 422 of the Code); and/or (iii) a nonqualified stock option to purchase some or all of the True-Up Shares; provided, however, that the sum of the shares issued or issuable pursuant to these three structures shall be equal to the amount of the True-Up Shares determined in accordance with Section 5(c)(ii)(A) above.

C.    The True-Up Right shall: (w) with respect to True-Up Shares issued as restricted stock, have a price per share equal to the fair market value of one share of Common Stock on the date of grant as determined in good faith by the Board; (x) with respect to True-Up Shares issuable pursuant to an incentive stock option or nonqualified stock option, have an exercise price equal to the fair market value of one share of Common Stock on the date of grant as determined in good faith by the Board; (y) be issued under, and subject to the terms of, the Plan; and (z) be subject to vesting requirements and other restrictions set forth in Section 5(c)(iii).

(iii)        Vesting.

A.    The Initial Shares shall vest as to 25% of such shares on the first anniversary of the Start Date and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period.

B.    The True-Up Right, if any, shall vest as to 25% of the shares issuable thereunder on the first anniversary of the date of grant and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period.

C.    With respect to the Initial Shares and any True-Up Right, all vesting shall cease immediately upon termination of Executive’s employment or provision of consulting services for the Company; provided, however, that:

a.    in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as these terms are defined in Section 19) within twelve (12) months after the Start Date, then the Initial Shares shall become vested and exercisable with respect to a fraction of the shares issuable thereunder, where (I) the numerator is the number of days between the Start Date and Executive’s termination date and (II) the denominator is 1,460;

b.    in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as these terms are defined in Section 19) within twelve (12) months after the date of grant of the True-Up Right, then the True-Up Right shall become vested and exercisable with respect to a fraction of the shares issuable thereunder, where (I) the numerator is the number of days between the grant date and Executive’s termination date and (II) the denominator is 1,460;

D.    In the event of a Change of Control (as defined in Section 19), 50% of the unvested portion of the Initial Shares and any True-Up Right shall become vested immediately prior to the closing of a Change of Control; and

E.    In the event that (I) there is a Change of Control and (II) Executive’s employment is terminated by the Company (including its successors) without Cause or by Executive for Good Reason within twelve (12) months after such Change of Control, then 100% of any then unvested portion of the Initial Shares and any True-Up Right shall become vested and exercisable in full immediately prior to Executive’s termination date.

(iv)    Additional Equity. Executive shall also be eligible to receive annually additional grants of options or issuances of shares of the Company’s common stock, in amounts, if any, to be approved by the Board in its discretion.

6.         Vacation; Holidays and Sick Time; Benefits.

(a)    Vacation. Executive shall be entitled to four weeks of vacation during each calendar year of this Agreement, pro-rated for any partial years. Vacation days accrued but not used by the end of any calendar year may be used in the subsequent calendar year, provided that no more than five accrued vacation days may be carried over from one year to the next.

(b)        Holidays and Sick Time. Executive shall be entitled to paid legal and religious holidays and sick days in accordance with the Company’s normal policies in effect from time to time.

(c)        Benefits. Subject to any contribution therefor generally required of employees of the Company, commencing on the Start Date, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for the full-time employees of the Company generally (collectively, the “Benefit Plans”), but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee Benefit Plans at any time as it, in its sole discretion, determines to be appropriate.

(d)        Local Living Allowance. The Company acknowledges that Executive currently resides in New Jersey. Executive shall not be required to move his residence to Massachusetts, where the Company is currently located. Notwithstanding the foregoing, Executive acknowledges that he will need to spend a significant amount of time in Massachusetts in order to perform his duties hereunder. In recognition of the travel and lodging expenses that Executive will incur in order to spend time in the Company’s offices in Massachusetts, the Company shall pay Executive, in addition to his base salary, a local living allowance (i) at the rate of $75,000 per year until the first anniversary of the Start Date and (ii) at the rate of $50,000 during the period between the first anniversary of the Start Date and the second anniversary. Prior to the second anniversary of the Start Date, the Compensation Committee will meet with Executive and discuss whether it will extend this allowance beyond the second anniversary and, if so, whether it will adjust the rate of the allowance.

7.         Expenses.

(a)        Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in connection with his employment by the Company in accordance with the Company’s policies in effect from time to time. For the avoidance of doubt, food, travel and lodging expenses associated with Executive’s trips to the Company’s office in Massachusetts shall not qualify as “reasonable business expenses” for purposes of this Section 7.

(b)        Legal. The Company shall reimburse Executive for reasonable legal expenses incurred or paid by him in connection with the negotiation of this Agreement subject to presentation of invoice(s) and subject to a cap of $5,000.

8.         Confidential Information.

(a)        Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its scientific or business affairs (the “Confidential Information”) which may become known to him in connection with his employment by the Company.

(b)        Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Executive or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as defined in Section 9.(a)), trade secrets, technical information, know- how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to him by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, research data and observations, records of clinical trials, computer programs in object and/or source code, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

(c)    Executive agrees that Executive shall not, during the term of his engagement by the Company and thereafter, other than in the good faith performance of his duties, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. Executive may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company, to (ii) accountants, financial advisors and counsel of Executive, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company and to (iii) other parties that enter into confidentiality or non-disclosure agreements with the Company and to whom such Confidential Information will be disclosed for legitimate business purposes of the Company. Executive agrees that Executive shall use such Confidential Information only in the performance of his duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. Executive agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity.

(d)        Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to his employment for the benefit of the Company. Upon the termination of his employment by the Company, or at any time upon the Company’s request, Executive shall return immediately to the Company any and all tangible materials containing any Confidential Information then in his possession or under his control and destroy any intangible copies of such Confidential Information.

(e)        Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry or otherwise through no fault of Executive; (ii) was known to him at the time it was disclosed as evidenced by his written records at the time of disclosure; (iii) is lawfully and in good faith made available to him by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive; or (iv) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Executive shall cooperate with the Company at its expense in seeking to obtain all applicable governmental or judicial protection available for like material and provide reasonable advance notice to the Company.

9.         Ownership and Assignment of Inventions.

(a)        Executive agrees promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, chemical or biological materials and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by Executive, under his direction or jointly with others during any period that Executive is employed by the Company, whether or not during normal working hours or on the premises of the Company (hereinafter “Inventions”).

(b)        Executive hereby assigns to the Company all of his right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after his employment by the Company, Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. Executive hereby appoints the Company his attorney-in-fact to execute and deliver any such documents on his behalf in the event Executive should fail or refuse to do so within a reasonable period following the Company’s request. It is understood that reasonable out-of-pocket expenses of Executive’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

(c)        Executive further represents that the attached Schedule A contains a complete list (as of date that Executive first became an employee of the Company) of all inventions related to the business or proposed business of the Company, made, conceived or first reduced to practice by Executive, under his direction or jointly with others prior to his engagement with the Company (“Prior Inventions”) and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, Executive represents that there are no such Prior Inventions.

10.         Other Obligations.

(a)        Between Executive and Third Parties. Executive hereby represents, warrants and agrees (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party, including former employers and clients, or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person anywhere in the world; (iii) that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

(b)        Between the Company and Third Parties. Executive acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11.       Exclusive Commitment. Executive agrees that during the period of his employment by the Company and for a period of twelve (12) months after termination or cessation of such employment for any reason (the “Restricted Period”), Executive shall not, without the Company’s prior written consent, provide services, as a principal, officer, director, employee or consultant, or be a member or partner of, or hold more than one percent (1%) of the outstanding capital stock of, any business enterprise that dedicates a significant amount of resources to the Field of Interest (as defined in Section 19). Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from providing services to a business enterprise which operates multiple businesses including indirectly, through its affiliates, a business that dedicates a significant amount of resources to the Field of Interest, if Executive does not provide services, directly or indirectly, with respect to, or have supervisory or executive authority with respect to, any such affiliate which is itself dedicates a significant amount of resources to the Field of Interest.

12.       General Non-Solicitation. Executive agrees that during the Restricted Period, Executive shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by him while employed by the Company; provided, however, that Executive may solicit business from such customers and prospective customers if it is not related to the Field of Interest.

13.       Non-Solicitation of Employees. Executive agrees that during the Restricted Period, Executive shall not directly or indirectly (i) recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee to discontinue his or her employment relationship with the Company or (ii) without the written consent of the Company, solicit, recruit or hire any consultant then actively engaged by the Company to perform services in the Field of Interest.

14.       Termination Without Severance.

(a)      “Termination Events.” The following events shall each be considered a “Termination Event” and, upon the occurrence of any of them, shall have the effect of immediately terminating the Company’s obligations under this Agreement, including its obligation to make any further payments hereunder but excluding: (1) the payment of base salary which is accrued at the date of termination; (2) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination; (3) reimbursement for any unreimbursed expenses incurred through the date of termination; and (4) any unpaid bonus for any completed prior fiscal year payable when it otherwise would have been paid:

(i)        Executive’s death;

(ii)        Executive’s Disability for such period of time and under circumstances which would constitute a Permanent Disability (as defined in Section 19);

(iii)        The termination of Executive’s employment by the Company for Cause (as defined in Section 19); or

(iv)        The termination of Executive’s employment by Executive for any reason other than Good Reason (as defined in Section 19).

(b)      Termination for Cause. To the extent practicable, any decision to terminate Executive’s employment for Cause shall be made by the Board after Executive has received notice from the Board including details of the grounds for termination for Cause and has had a reasonable opportunity to be heard by the Board. Termination pursuant to Section 14.(a)(iii) shall be without prejudice to any other right or remedy to which the Company may be entitled, at law, in equity, under this Agreement or otherwise.

(c)      Notice of Termination. Executive agrees to provide the Company with a notice of termination thirty (30) days prior to the effective date of a termination pursuant to Section 14.(a)(iv).

(d)      Survival. Notwithstanding Executive’s termination of employment pursuant to Section 14.(a)(ii), 14.(a)(iii) or 14.(a)(iv), Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14.(d), 19 and 20 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

15.       Termination With Severance.

(a)      Right to Terminate; Notice. In addition to the other termination rights provided to the Company or Executive hereunder, the Company may terminate Executive’s employment without Cause and Executive may terminate Executive’s employment for Good Reason.

(b)      Survival. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14.(d), 19 and 20 shall remain in effect and be fully enforceable in accordance with the provisions thereunder.

(c)      Severance. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then, subject to Section 15.(d), Executive shall be entitled to receive (i) the installments of base salary set forth in Section 5(a) not yet paid to Executive, payable when and as if Executive had continued to be employed by the Company until the first anniversary of the date of such termination; (ii) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination, (iii) any unpaid bonus for any completed prior fiscal year when it otherwise would have been paid, (iv) a Pro Rata Bonus (as defined in Section 19); (v) reimbursement for any unreimbursed expenses incurred through the date of termination; and (vi) at the same time as the payments under Section 15(c)(i), and provided that Executive has elected COBRA coverage, installments equal to twelve months of the cost of COBRA coverage for Executive and his dependents. Nothing in this Section 15(c) shall be construed as imposing any obligation on the Company to maintain medical insurance benefits of any nature at any time. Payments otherwise scheduled to be made under this Section 15(c) prior to the effective date of the release in Section 15(d) (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; provided, however, that if the period during which Executive may sign the release under Section 15(d) begins in one calendar year and ends in a second calendar year, then the payments provided in this Section 15(c) shall not be paid or the first payment shall not occur until the first payroll date in the second calendar year.

(d)      Release. Notwithstanding anything to the contrary in Section 15(c), Executive shall not be entitled to receive any payments or benefits pursuant to Section 15(c) unless he first executes and delivers to the Company a general release of claims against the Company and its affiliates in the form attached hereto as Exhibit 15(d).

(e)      Termination of Severance. Without prejudice to any other right or remedy to which the Company may be entitled, the Company may terminate its obligations under Section 15.(c) if Executive breaches his obligations under Sections 8, 9, 11, 12 or 13.

16.       Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Employment Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(c) If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 15(c) which is subject to Section 409A as nonqualified deferred compensation, and not exempt from the definition of deferred compensation under Treasury Regulation Section 1.409A-1(b)(9)(iii), shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date, (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

17.       Section 4999 Excise Tax.

(a) Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Code relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Executive from the Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change of Control Transaction”) (collectively, “Payments”), then (i) at the Executive’s request, the Company agrees to submit such Payments to a shareholder vote intended to comply with the provisions of Section 280G(b)(5) of the Code, or (ii) in the event that the Executive does not request a shareholder vote as set forth above or the provisions of Section 280G(b)(5) are inapplicable to the Company, then any such Payments shall be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company, and (ii) second, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide the Executive with the greatest post-reduction economic benefit.

(b) In connection with a Change of Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Executive would reasonably be subject to Section 280G of the

Code, and the Company shall use commercially reasonable efforts to (i) cause the Accountants to finalize such calculations and (ii) deliver such calculations and supporting documentation to the Executive, by no later than five (5) days before the closing of the Change of Control Transaction. If the Executive, in good faith, disagrees with or disputes any of the assumptions, findings or determinations of the Accountants in respect of such calculations, the Company shall use reasonable efforts to cause its Accountants to consider in good faith the Executive’s position.

18. Indemnification. Executive shall be indemnified and held harmless (including advancement of legal fees) to the maximum extent permitted by law with regard to any actions or inactions by Executive in connection with serving as an officer, director or fiduciary of the Company or any of its affiliates or any other entity or benefit plan at the request of the Company. The Executive shall be provided with directors and officers liability insurance to the maximum extent provided to other officers and directors. This provision shall survive any termination of employment or directorship.

19.       Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” means: (i) indictment or conviction of, any felony or any misdemeanor involving dishonesty by Executive; (ii) Executive’s participation in any fraud against the Company; (iii) any intentional damage to any property of the Company by Executive, which causes material harm to the Company; (iv) Executive’s misconduct which materially and adversely reflects upon the business, operations, or reputation of the Company, which misconduct has not been cured (or cannot be cured) within 10 days after the Company gives written notice to Executive regarding such misconduct; (v) Executive’s breach of any material provision of this Agreement or any other agreement between Executive and the Company and failure to cure such breach (if capable of cure) within 10 days after the Company gives written notice to Executive regarding such breach.

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

“Code” means the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance thereunder.

“Disability” means the inability of Executive to substantially perform his duties to the Company as a result of his incapacity due to illness or physical disability.

“Field of Interest” means discovering, developing, or commercializing: (i) platinum- based therapeutics; (ii) therapeutics that feature an active pharmaceutical ingredient (“API”) conjugated to a ligand; or (iii) therapeutics that utilize albumin for delivery of an API.

“Good Reason” means Executive’s termination of his employment because of (i) the Company’s breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of Executive’s base salary, unless Executive consents to such reduction; (iii) a material diminution in Executive’s duties, responsibilities or authority; or (iv) a change in title or a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board, unless such change follows a Change of Control in which case Executive shall only have Good Reason to terminate his employment under this subsection (iv) if he is required to report to a corporate officer or employee instead of reporting directly to the highest ranking officer or the board of directors of the surviving entity; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

“Initial Issuance Date” means March 2, 2015..

“Permanent Disability” means a Disability which continues for at least 120 consecutive calendar days or 180 calendar days during any consecutive twelve-month period, after its commencement, and is determined in good faith to be total and permanent by the Board following consultation with reputable medical or health experts selected by the Board.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

“Pro Rata Bonus” means a pro rata bonus for the year of termination based on the target annual bonus for such calendar year and the relative number of days worked during such calendar year (paid, subject to Section 16 hereof, sixty (60) days after the date of termination).

“Qualified Financing” means a sale of capital stock by the Company to one or more investors after the Initial Issuance Date that generates gross proceeds to the Company of at least $20,000,000.

“Section 409A” means Section 409A of the Code.

20.       Miscellaneous.

(a)      Entire Agreement; No Representations or Warranties. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. Executive acknowledges and agrees that, in accepting employment with the Company, he has not relied upon any agreements or representations not expressly set forth herein.

(b)      Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c)      Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto; provided, however, that no such alteration, change or amendment may be binding on the Company unless approved by the Board.

(d)      No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. In the case of the Company, no waiver shall be effective unless approved by the Board. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)      Construction of Agreement. A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)      Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Blend Therapeutics, Inc.

134 Coolidge Avenue

Watertown, MA 02472

Phone: 617-923-4100

Fax: 617-923-4101

To Executive:

Andrew J. Fromkin

(g)      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(h)      Remedies. Executive recognizes that money damages alone may not adequately compensate the Company in the event of breach by Executive of this Agreement, and Executive therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company may be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(i)      Validity. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 20, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(j)      Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as an agreement under seal as of the date first written above.

BLEND THERAPEUTICS, INC.

By:	/s/Omid Farokhzad

Name: Omid Farokhzad
Title:	Chairman

EXECUTIVE
/s/Drew Fromkin
Andrew J. Fromkin

-- Signature Page to Employment Agreement -

Schedule A

Prior Inventions

The following is a complete list of all Prior Inventions

X	No Prior Inventions

See below for description of Prior Inventions

Exhibit 5(c)(i)

Restricted Stock Purchase Agreement

Exhibit 15(d)

Form of General Release

In exchange for good and valuable consideration, including post-employment payments of cash, I, Andrew J. Fromkin (“Releasor”) hereby irrevocably and unconditionally release, acquit and forever discharge Blend Therapeutics, Inc., a Delaware corporation (the “Company”), and predecessors and successors, and each of their respective officers, directors, stockholders, partners, members, trustees, accountants, attorneys, agents, present and former employees, (collectively referred to as the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, damages and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected, which Releasor now has, owns or holds, or claims to have, own or hold, or which at any time heretofore, has owned or held, or claimed to have owned or held, or which Releasor at any time hereafter may have, own or hold, or claim to have owned or held against the Company Releasees, based upon, arising out of or in connection with any circumstances, matter or state of fact up to the date of this General Release, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Mass. Gen. L.

c.    151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. L. c. 149, section 148 et seq. and the Massachusetts overtime pay law, Mass. Gen. L. c. 151, section 1A, et seq. THIS MEANS RELEASOR MAY NOT SUE THE COMPANY RELEASEES FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF RELEASOR’S EMPLOYMENT OR ANY OTHER MATTER PRIOR TO THE DATE OF THIS RELEASE.

Releasor acknowledges and agrees to the following:

(a)    Releasor is obligated to return to the Company by [DATE], all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones and credit cards.

(b)    Releasor remains bound by, and will continue to abide by, the Sections 8, 9, 11, 12, 13, 14(d), 19 and 20 of the Employment Agreement dated as of March 2, 2015, between Company and Releasor (the terms of which are incorporated by reference into this Agreement), in addition to any other obligations created by law requiring Releasor to protect the Company’s trade secrets, and confidential and proprietary documents and information.

(c)    Releasor will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Company or its officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company. Releasor further agrees not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees. Notwithstanding the foregoing, Releasor may respond accurately and fully to any question, inquiry or request for information when required by legal process.

Releasor further acknowledges the following:

(a)        Releasor has read this Release carefully and understands all of its terms.

(b)        Releasor understands that, among other claims, Releasor is releasing any claims against the Company alleging discrimination on the basis of age.

(c)        Release acknowledges that Releasor has been advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Release.

(d)        Releasor has been given twenty-one (21) days in which to consider this Release and whether to accept it. If Releasor chooses to sign this Release within that time, Releasor is required to sign and date below and return it to Blend Therapeutics, Inc., c/o Chairman of the Board, 134 Coolidge Avenue, Watertown, MA 02472.

(e)        Even after executing this Release, Releasor has seven (7) days after signing to revoke this Release. The Release will not be effective or enforceable until this seven (7) day period has expired. In order to revoke my assent to this Release, Releasor must, within seven (7) days after Releasor signs this Release, deliver a written notice of rescission to the above-named individual at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

Company agrees that no member of its Board of Directors shall make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, Releasor or engage in any conduct which is intended to harm, professionally or personally, the reputation of Releasor; provided that any director may respond accurately and fully to any question, inquiry or request for information when required by legal process.

IN WITNESS WHEREOF, the said Andrew J. Fromkin has executed this General Release under seal on this        day of [MONTH, YEAR].

Andrew J. Fromkin

Witnessed:

ACCEPTED AND AGREED:

BLEND THERAPEUTICS, INC.

By:

Name:

Title: